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                                                                     Exhibit 4.1

                             STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT, dated as of October 1, 1998 (the "Agreement"), between the undersigned holder (the "Holder") of shares of the common stock, $0.01 par value per share (the "Company Common Stock"), of Autonomous Technologies Corporation, a Florida corporation (the "Company"), and Summit Technology, Inc., a Massachusetts corporation ("Parent").

                                    RECITALS

     The Company, Parent and Alpine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which the Company would be merged (the "Merger") with and into Merger Sub, and each outstanding share of Company Common Stock would be converted into the right to receive the Merger Consideration, which includes shares ("Parent Shares") of the common stock, $0.01 par value per share, of Parent;

     In order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Holder has agreed, to enter into this Agreement;

     Prior to the date hereof, Parent, Merger Sub and the Holder had no agreement, arrangement or understanding (as defined in Section 607.0901 of the Florida Business Corporation Act (the "FBCA")) for the purpose of acquiring, holding, voting or disposing of shares of Company Common Stock; and

     In consideration for the agreements contained herein and in the Merger Agreement, prior to the date hereof, and prior to the time at and date on which each of Parent and Merger Sub became an "interested stockholder" for purposes of
Section 607.0901 of the FBCA, the board of the directors of the Company has approved this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Representations and Warranties of Holder. The Holder represents and warrants to Parent as follows:
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     (a) Ownership of Securities.  The Holder is the record and beneficial owner of the number of shares of Company Common Stock (together with any shares of Company Common Stock hereafter acquired by the Holder, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal right, in each case with respect to all of the Subject Securities.

     (b) Power; Binding Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Holder will not violate any other agreement to which such Holder is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of such Holder, enforceable against the Holder in accordance with its terms. If the Holder is married and the Subject Securities constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Holder's spouse, enforceable against such person in accordance with its terms.

     (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

     (d) No Liens. The Subject Securities are now and at all times during the term hereof will be held by the Holder, or by a nominee or custodian for the benefit of the Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

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     (e) No Brokers.  Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Holder.

     2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote all or cause to be voted the Subject Securities that he beneficially owns on the record date of any such vote (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against (x) any Acquisition Proposal made in opposition to or competition with the Merger, (y) any merger (including, without limitation, an Alternative Transaction), consolidation, sale of assets requiring stockholder approval, reorganization or recapitalization of the Company, with any other person than Parent or its affiliates, and (z) any liquidation or winding up of the Company.

     3. Proxy. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN AND SOLELY IN ACCORDANCE WITH, SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SUBJECT SECURITIES.

     4.   Covenants of the Holder.  The Holder hereby agrees and covenants that:

     (a) No Solicitation. The Holder, solely in his capacity as a stockholder of the Company, shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Holder receives any such inquiry or proposal, then he shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The

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restrictions and covenants contained in this Section 4(a) shall apply to the
Holder only in his capacity as a stockholder, and not to the Holder in his capacity as a director or officer of the Company.

     (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Holder from performing his obligations under this Agreement. Holder agrees within three (3) business days of the date of this Agreement to cause to be affixed a legend on each certificate representing Subject Securities the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE STOCKHOLDER AGREEMENT, DATED AS OF OCTOBER ___, 1998, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

     5. Agreement as Stockholder. Parent and the Holder acknowledge and agree that none of the provisions set forth herein shall be deemed to restrict or limit any fiduciary duty that the Holder may have as a director or an officer of the Company provided that no such duty shall excuse the Holder from his obligation to vote the Subject Securities, to the extent that they may be so voted as provided herein, and to otherwise comply with each of the terms and conditions of the Agreement.

     6. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

     This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

     7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered

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personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

     If to the Holder, to the Holder at the address appearing on the signature page beneath the Holder's name, with a copy to:

          Autonomous Technologies Corporation
          2800 Discovery Drive
          Orlando, FL  32826
          Telecopier No.:  (407) 384-1699
          Telephone No.:  (407) 384-1600
          Attention:  Chairman and CEO

          With a copy to:

          Gray, Harris & Robinson, P.A.
          201 East Pine Street, Suite 1200
          Orlando, FL  32801
          Telecopier No.:  (407) 244-5690
          Telephone No.:  (407) 843-8880
          Attention:  William A. Grimm, Esq.

          If to Parent or Merger Sub:

          Summit Technology, Inc.
          21 Hickory Drive
          Waltham, Massachusetts  02541
          Telecopier No.:  (781) 890-6316
          Telephone No.:  (781) 890-1234
          Attention:  General Counsel

          With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110
          Telecopier No.: (617) 951-7050
          Telephone No.: (617) 951-7000
          Attention:  Keith F. Higgins, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

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     8.   Specific Performance.  The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     12. Termination. Unless the Merger shall have been consummated, this Agreement shall terminate upon the earlier to occur of (i) 180 days after the termination of the Merger Agreement pursuant to Section 7.1 thereof, or (ii) February 28, 1999. The date and time at which this Agreement is terminated in accordance with this Section 12 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement. This Agreement shall survive the consummation of the Merger.


                [THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.


                              SUMMIT TECHNOLOGY, INC.



                              By:
                                  -------------------------------------
                                  Name:
                                  Title:


                              THE HOLDER:



                                  -------------------------------------
                                  Name:
                                  Address:


Shares of Company Common Stock:

Options/Warrants to Purchase Company Common Stock:

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